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                           Ramsay Managed Care, Inc.
                            Exhibit A to Form 12b-25



                    As a result of unforeseen delays in connection with the preparation of the registrant's quarter-end financial statements, the registrant is unable to file its Quarterly Report on Form 10-Q within the prescribed time period. The registrant cannot eliminate the reasons for its inability to file the forgoing Report without unreasonable effort and/or expense. The foregoing Report will be filed no later than the fifth calendar day following the prescribed due date for the Report.